Exhibit 5.1

November 17, 2004

GenCorp Inc.
Highway 50 and Aerojet Road
Rancho Cordova, California 95670

Re:	GenCorp Inc. Registration Statement on Form S-3
Underwritten Public Offering of up to 8,625,000 Shares of Common Stock

Ladies and Gentlemen:

     We have acted as counsel to GenCorp Inc., an Ohio corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933 of a prospectus supplement to the prospectus contained in the registration statement on Form S-3, No. 333-90850 (collectively, the “Registration Statement”), which was declared effective on July 15, 2002. The prospectus supplement and prospectus together are herein referred to as the “Prospectus.” The Prospectus relates to the public offering of up to 8,625,000 shares of common stock, par value $.10 per share (the “Shares”), of the Company, pursuant to the terms of an underwriting agreement, dated November 17, 2004, by and among the Company and the underwriters named therein (the “Underwriting Agreement”).

     For the purposes of this opinion, we have examined copies of the following documents:

1.	the Prospectus;

2.	the Registration Statement;

3.	the Underwriting Agreement;

4.	the Amended Articles of Incorporation of the Company, as amended, restated or supplemented (the “Charter”), as certified by the Ohio Secretary of State on October 27, 2004, and as certified to us by the Vice President, Treasurer of the Company as being in effect as of the date hereof;

GenCorp Inc.
November 17, 2004

5.	the Amended Code of Regulations of the Company, as amended, restated or supplemented (the “Code”), as certified to us by the Vice President, Treasurer of the Company as being in effect as of the date hereof;

6.	the resolutions, dated March 27, 2002 and October 19, 2004, adopted by the Board of Directors of the Company, and the resolutions adopted by the Pricing Committee of the Board of Directors of the Company by unanimous written consent on November 17, 2004, each in the form certified to us by the Vice President, Treasurer as being in effect as of the date hereof (collectively, the “Resolutions”);

7.	a certificate of an officer of the Company dated as of the date hereof; and

8.	such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

     In our examination of the aforesaid documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified, telecopied, photostatic or reproduced copies.

     In connection with the opinions expressed below, we have assumed that, at and prior to the time of the sale and delivery of Shares pursuant to the Registration Statement, (i) the Resolutions have not been amended, modified or rescinded, (ii) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings with respect thereto have been commenced or threatened, and (iii) there has not occurred any change in law materially adversely affecting the power of the Company to offer and sell the Shares or the validity of the Shares. We have also assumed that the offering, sale and delivery of Shares will not, at the time of such offering, sale and delivery, violate or conflict with (1) the Charter, as then amended, restated and supplemented, or the Code, as then amended, restated and supplemented, of the Company, (2) any provision of any license, indenture, instrument, mortgage, contract, document or agreement to which the Company is then a party or by which the Company is then bound, or (3) any law or regulation or any decree, judgment or order then applicable to the Company. We have further assumed that the number of Shares to be offered and sold pursuant to the Registration Statement will not at the time of such offering and sale exceed the amount of shares of common stock, par value $.10 per share, as at that time are authorized in the Charter, as then amended, restated or supplemented, and unissued (and not otherwise reserved for issuance).

GenCorp Inc.
November 17, 2004

     Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares, when sold, issued and delivered by the Company in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

     This opinion is limited to the laws of the United States and the Ohio General Corporation Law. Our opinion is rendered only with respect to the laws and the rules, regulations and orders thereunder that are currently in effect. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. We express no opinion as to compliance with any state securities laws, including the securities laws of the State of Ohio, or as to federal or state laws regarding fraudulent transfers. This opinion has been prepared solely for your use in connection with the filing of the Prospectus that forms a part of the Registration Statement, and should not be quoted in whole or in part or otherwise referred to, nor should it otherwise be filed with or furnished to, any governmental agency or other person or entity, without our express prior written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.” The giving of this consent, however, does not constitute an admission that we are “experts” within the meaning of Section 11 of the Securities Act of 1933 (the “Act”) or within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Shaw Pittman

SHAW PITTMAN LLP